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                                  EXHIBIT 99.1


                       Copy of Joint Press Release Dated
                         September 11, 1995, Issued by
            New England Community Bancorp, Inc. and The Equity Bank

NEW ENGLAND COMMUNITY                             THE EQUITY BANK
  BANCORP, INC.                                   1160 Silas Deane Highway
176 Broad Street                                  Wethersfield, CT  06109
Windsor, CT  06095

CONTACT: David A. Lentini                         CONTACT:  Frank A. Falvo
             (860) 688-5251                                 (860) 529-2141

September 11, 1995


                                SHAREHOLDERS OF
                      NEW ENGLAND COMMUNITY BANCORP, INC.
                              AND THE EQUITY BANK
                              APPROVE MERGER PLANS

         WINDSOR, CT and WETHERSFIELD, CT--New England Community Bancorp, Inc. (NASDAQ : NECB) and The Equity Bank announced today that the shareholders of both institutions had approved the merger of Equity and New England. Under terms of the merger, which was announced in March, shareholders of Equity will receive
1.85 shares of New England common stock for each share of Equity common stock.

         David A. Lentini, President and Chief Executive Officer of New England Community Bancorp, Inc. and New England Bank, will retain these positions. Frank
A. Falvo, President and Chief Executive Officer of The Equity Bank, will retain that position and become Executive Vice President of New England Community Bancorp, Inc.

         Following consummation of the merger, New England Community Bancorp, Inc. and New England Bank will continue to be headquartered in Windsor, Connecticut, and The Equity Bank will continue to be headquartered in Wethersfield, Connecticut. The combined company will operate banking offices in Wethersfield, Windsor, Canton, East Windsor, Enfield, Ellington, Poquonock, Somers, and Suffield. Each subsidiary bank will retain its current board of directors and management team.

         The transaction has been approved by the Board of Governors of the Federal Reserve System and is expected to close in the fourth quarter of 1995 following receipt of approval of the Connecticut Department of Banking. At June 30, 1995, the pro forma combined assets of the organization were $324,000,000 and pro forma total capital was $30,000,000.


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